Exhibit 5-1

[LeBoeuf, Lamb, Greene & MacRae LLP Letterhead]

March 27, 2007

Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260-5116

     Re:    Energy East Corporation
              Common Stock Offering

Ladies and Gentlemen:

      We have acted as counsel to Energy East Corporation, a New York corporation (the "Company"), in connection with the Company's offering and sale of 9,000,000 shares of its common stock ("Common Stock"), $0.01 par value (the "Shares"), pursuant to the Underwriting Agreement dated March 21, 2007 (the "Underwriting Agreement") between the Company and Morgan Stanley & Co. Incorporated and the other underwriters identified in Schedule II thereof (the "Underwriters"). Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Underwriting Agreement.

      For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the automatic shelf Registration Statement on Form S-3 (File No. 333-141367) filed March 16, 2007 with the Securities and Exchange Commission (the "Commission"); (ii) the base prospectus dated March 16, 2007; (iii) the preliminary prospectus supplement dated March 19, 2007; (iv) the prospectus supplement dated March 21, 2007; (v) a copy of the Restated Certificate of Incorporation, as amended, in effect on the date hereof; (vi) resolutions adopted by the Board of Directors of the Company dated October 5, 2006 and February 8, 2007 relating to the Registration Statement and the issuance, sale listing of the Shares and; (vii) an executed copy of the Underwriting Agreement and (viii) a copy of the By-laws of the Company in effect on the date hereof, certified by the Secretary of the Company. In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, agreements, documents, certificates and other instruments, and reviewed such questions of law, as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

      In such examination and reliance, we have assumed, with your approval and without independent investigation, the legal capacity of all natural persons, the genuineness of all

Energy East Corporation
March 27, 2007

signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have, when relevant facts were not independently established, relied upon the materials referred to in the immediately preceding paragraph.

      Based upon and subject to the foregoing and subject to the further limitations and qualifications set forth herein, we are of the opinion that:

      The Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

      We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

      We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated March 27, 2007, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption "Experts" contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours, /s/ LeBoeuf, Lamb, Greene & MacRae LLP